Exhibit 99.2

In compliance with informal SEC guidance, WPS Resources is filing this Current Report on Form 8-K to present reclassified financial statements in response to the requirements of EITF 02-03. The reclassified financial statements are set forth in the attached exhibits to this Form 8-K. These exhibits contain information identical to the corresponding items of the 2002 Annual Report, except that the information contained in the exhibits has been updated to the extent necessary to report revenues from energy-trading contracts net of related cost of sales for all activities that are trading and involved derivative instruments as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and to conform the related disclosures for all periods presented. Other than the correction of any typographical errors the other information contained in the attached exhibits has not been revised or modified. There have been no events subsequent to December 31, 2002 that would require the financial statements as of December 31, 2002 to be updated. Neither reported margins, net income, nor cash flows were impacted by the reclassification of revenue upon adoption of EITF 02-03.

ITEM 6. SELECTED FINANCIAL DATA

WPS RESOURCES CORPORATION
COMPARATIVE FINANCIAL STATEMENTS AND
FINANCIAL STATISTICS (1998 TO 2002)

As of or for Year Ended December 31
(Millions, except per share amounts, return on average equity,
and number of shareholders and employees)	2002	2001	2000	1999	1998

Total operating revenues *	$1,547.6	$1,431.8	$1,174.4	$1,098.5	$1,063.7

Income available for common shareholders	109.4	77.6	67.0	59.6	46.6

Total assets	3,207.9	2,870.0	2,816.1	1,816.5	1,510.4

Preferred stock of subsidiaries	51.1	51.1	51.1	51.2	51.2

Long-term debt and capital lease obligation	824.4	727.8	660.0	584.5	343.0

Shares of common stock (less treasury stock
and shares in deferred compensation trust)
Outstanding	31.8	31.1	26.4	26.8	26.5
Average	31.7	28.2	26.5	26.6	26.5

Basic earnings per average share of common stock	$3.45	$2.75	$2.53	$2.24	$1.76
Diluted earnings per average share of common stock	3.42	2.74	2.53	2.24	1.76
Dividend per share of common stock	2.12	2.08	2.04	2.00	1.96

Stock price	$38.82	$36.55	$36.8125	$25.125	$35.25
Book value per share	$24.62	$23.02	$20.76	$20.01	$19.52
Return on average equity	14.6%	12.8%	12.3%	11.3%	9.0%
Number of common stock shareholders	22,768	23,478	24,029	25,020	26,319
Number of employees	2,963	2,856	3,030	2,900	2,673

* Total operating revenues for trading activities that are also derivatives as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" are reported on a net basis according to Emerging Issues Task Force Issue 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." No activities in 1999 and 1998 met the net reporting requirements of EITF 02-03.